Exhibit 10.29

2300 Corporate Park Drive Suite 200 Herndon, VA 20171 www.K12.com

May 1, 2013

Mr. James Rhyu

7422 Wentwood Drive

Dallas, TX  75225

Dear James:

It gives me great pleasure to offer you employment with K12 Services Inc., a Delaware corporation (the “Company”), effective with a Start Date to be mutually agreed but no later than June 30, 2013 (the “Start Date”).  Once countersigned by you, this letter shall constitute a binding agreement (the “Agreement”) between you (the “Executive”) and the Company, effective as of the date of this letter set forth above (the “Effective Date”).  This Agreement is contingent upon successful completion of our standard background check(s).

1.              Employment.  The Company hereby employs Executive on the terms and conditions set forth in this Agreement and Executive hereby accepts such employment. Executive shall serve as Executive Vice President and Chief Financial Officer and report to the Executive Chairman, Nathaniel A. Davis. Executive shall perform such duties and have such responsibilities as are normally commensurate with Executive’s position, including such other duties as are reasonably assigned to Executive from time to time. Executive agrees that the Company shall be his exclusive employer and Executive shall devote his full business time to performing Executive’s responsibilities under this Agreement.

2.              Salary.  Executive’s semi-monthly salary during the first year of employment from the Start Date shall be $19,166.67, which equates to $460,000 annually (the “Base Salary”), subject to standard payroll deductions.  The Base Salary shall be paid on the Company’s regular payroll dates in accordance with the Company’s normal payroll practices.  Executive’s Base Salary shall be reviewed annually, and the Compensation Committee and principal executive officer shall determine, in their sole and absolute discretion, whether to grant Executive any increases to the Base Salary based on the performance of Executive and the Company.

3.              Signing Bonus. Executive will receive a signing bonus of $200,000 to be paid within 30 days of the Start Date.  In the event that the Executive voluntarily terminates employment within 6 months of the Start Date, the bonus will be refundable to the Company.

4.              Performance Bonus.  Executive will be eligible to receive an annual end of year bonus (the “Performance Bonus”) with a target equal to fifty percent (50%) of the Executive’s Base Salary, pro-rated in the first year based on the Start Date, and for each year thereafter during Executive’s tenure at the Company, and subject to the sole and absolute discretion of the Compensation Committee. Executive’s annual bonus shall be determined under the same incentive compensation plans applicable to all senior executives.  Actual bonus payments may vary (above or below target) based on the overall performance of the Company and the successful completion of the Executive’s performance management objectives that will be determined after the Start Date. Payment of any amount is conditioned upon your employment with the Company on the scheduled payroll date when bonus payments are issued.

Any Performance Bonus shall be paid in accordance with the terms of the Company’s bonus plan, but in any event within the period required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) such that it qualifies as a “short-term deferral” pursuant to Treasury Regulation Section 1.409A-1(b)(4).

K12 is proud to be an equal opportunity employer.

5.              Stock Options.  Subject to approval of the Compensation Committee, the Company shall enter into a Stock Option Agreement with Executive following the Start Date which will grant to Executive (subject to certain conditions) an option to purchase up to one hundred twenty-five thousand (125,000) shares of the  Common Stock of the Company at an exercise price equal to the closing price for a share of Common Stock of the Company on the New York Stock Exchange on the date the Compensation Committee approves the grant, and which shall be made pursuant to the K12 Inc. 2007 Equity Incentive Award Plan  (the “Option”).

The Option is time-based and will vest and become exercisable over four (4) years, with twenty-five percent (25%) of the shares covered by the Option vesting and becoming exercisable on the one-year anniversary of the Start Date and the remaining seventy-five percent (75%) of the shares covered by the Option vesting and becoming exercisable in twelve (12) equal quarterly installments thereafter. The Stock Option Agreement shall provide further that, in the event of a “Change in Control” of the Company, as defined therein, Executive shall be entitled to accelerated vesting of one hundred percent (100%) of the options that have not yet vested during the installment period as of the date of such event.

A Restricted Stock Award of an equivalent value may be issued in lieu of the Option based on a Black Scholes valuation.

6.              Restricted Stock Award.  Subject to approval of the Compensation Committee, the Company shall enter into a Restricted Stock Award (“RSA”) Agreement with Executive following the Start Date, which shall grant to Executive fifty thousand (50,000) shares of the Common Stock of the Company. Upon approval, you will receive an RSA Agreement which sets forth the terms and conditions applicable to your grant, including the vesting schedule for your RSAs.

7.              Personal Time Off.  Executive shall be entitled to twenty (20) days of paid vacation time off and two (2) days of paid personal time off during each year of your employment.  The number of personal days off will be pro-rated in the first year of employment based on the Start Date.  Executive will accrue vacation time throughout the calendar year and will receive the two (2) personal days on the first day of January of each year of employment.  Executive will be able to use vacation and personal time off in accordance with the Company’s policy, which is subject to change or deletion at the discretion of the Company.

8.              Expenses.  During Executive’s employment, the Company shall reimburse Executive for reasonable travel, business entertainment, and other business expenses incurred in the performance of Executive’s duties, upon presentation of supporting documentation.

9.              Relocation Assistance.  You will be reimbursed reasonable relocation expenses upon presentation of valid receipts.   You must use your relocation benefits within 12 months of the Start Date.  The payment of any taxes related to these reimbursements is the sole responsibility of the Executive.  Expenses eligible for reimbursement include:

•                  5-day house hunting trip for you and your spouse in accordance with K12 Travel Policy;

•                  Shipment of household goods, including packing/unpacking services and shipment of up to 3 vehicles;

•                  Home sale expenses (commissions and fees associated with your home sale) not to exceed 7% of the sale price of the home;

•                  Transportation for you and your family to Herndon in accordance with K12 Travel Policy;

•                  Furnished temporary accommodations for you and your family for up to 4 months;

•                  Temporary storage of household goods for up to 4 months; and

•                  Home purchase expenses (loan origination fee and fees associated with the purchase of a home) not to exceed 1% of the value of the home purchase price.

K12 Inc. 2300 Corporate Park Drive, Suite 200, Herndon, VA  20171

10.       Benefits (Health and Welfare Plans).  Executive will be eligible to participate in such benefit plans as may be adopted from time to time by the Company on the same basis as similarly situated employees, including participation in any senior-level executive benefit plans that may be adopted by the Company.  Executive’s participation shall be subject to: (i) the terms of the applicable plan documents; (ii) generally applicable Company policies; and (iii) the discretion of the Board of Directors of the Company or any administrative or other committee provided for in, or contemplated by, such plan or programs.  These plans and programs are subject to change or deletion at the discretion of the Company.

11.       Retirement Benefits.  K12 Services Inc. offers a 401(k) retirement plan, with a Company match of twenty-five percent (25%) up to four percent (4%) percent of Executive’s contribution, annually.  Executive will be automatically enrolled at a rate of three percent (3%) of Executive’s monthly paycheck, to be withheld, pretax, and deposited into Executive’s 401(k) retirement plan account.  Executive may increase, decrease, or opt-out of 401(k) retirement plan withholding at any time.  Please contact your assigned HR Generalist for the documentation needed to make a change.

12.       Holidays.  Executive will be eligible for paid holidays in accordance with the Company’s holiday policy and schedule, as may be amended by the Company from time to time at the sole discretion of the Company.

13.       Employment at Will:  Termination.

13.1.  Employment at Will.  Executive’s employment with the Company will be on an “at will” basis, meaning that Executive’s employment is not for a specified period of time and can be terminated by Executive or the Company at any time, with or without cause, and with or without notice.

13.2.  Termination by Company for Cause.  The Company may terminate this Agreement at any time, effective immediately, for Cause, which shall be defined as: (i) a Willful and continued material failure to perform Executive’s duties under this Agreement in a satisfactory manner (other than as a result of total or partial incapacity due to physical or mental illness or Disability, as defined in Section 13.3 below), where Willful means, when applied to any action or omission made by Executive, that Executive did so without a good faith belief that such action or omission was in, or was not contrary to, the best interests of the Company; (ii) acts of dishonesty, fraud, embezzlement, misrepresentation, and misappropriation involving the Company or any of its affiliates; (iii) unprofessional conduct which may adversely affect the reputation of the Company and/or its relationship with its customers, employees or suppliers ; and (iv) a conviction of, or entry of a guilty plea or no contest to, any crime involving moral turpitude or dishonesty (collectively “Cause”).  In the event of termination of this Agreement for Cause, Executive shall immediately be paid all accrued Base Salary, all accrued but unused PTO and any reasonable and necessary business expenses properly incurred by Executive in connection with the  duties hereunder, all through the date of termination. All stock options covered by the Option shall expire at the date of termination for any of the above-enumerated reasons to terminate for Cause. In addition, the parties’ obligations hereunder, except as set forth in the attached K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, K12 Agreement to Arbitrate, and Sections 13 and 15 of this Agreement, shall terminate.

13.3.  Termination upon Disability. Executive’s employment with the Company shall terminate upon the Disability of Executive. In the event of such termination, the Company shall pay to Executive any unpaid compensation to the extent earned and payable as of the date of termination. As used herein, the term “Disability” means a physical or mental disability that renders Executive unable to perform Executive’s normal duties for the Company for a period of ninety (90) or more days as determined in the good faith judgment of the Compensation Committee or the Board of Directors of the Company. If Executive disagrees with the good faith determination of Disability, the matter shall be submitted to arbitration pursuant to the K12 Agreement to Arbitrate, which is incorporated herein by reference as provided in Section 15.1 of this Agreement.

13.4.  Termination by Company without Cause.  The Company may terminate Executive’s employment and this Agreement at any time, effective immediately, without Cause. In the event that the Company terminates Executive’s employment and this Agreement without Cause, Executive shall be paid immediately (except as noted) all accrued Base Salary, all accrued but unused PTO, and any reasonable and necessary business expenses properly incurred by Executive in connection with Executive’s duties hereunder, all through the date of termination, as well as, provided that such termination of employment constitutes a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (a “Separation from Service”), the severance pay set forth in Section 13.5.2 below. In addition, the parties’ obligations hereunder, except as set forth in the attached K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, K12 Agreement to Arbitrate and Sections 13 and 15 of this Agreement, shall terminate.

13.5.  Termination by Employee.  In the event of termination of this Agreement by Executive  other than for Good Reason (as defined in Section 13.5.1 below), Executive shall not be entitled to any salary, bonus, benefits, severance pay or other remuneration after the effective date of termination, other than the payment for accrued but unused PTO. In addition, the parties’ obligations hereunder, except as set forth in the attached K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, K12 Agreement to Arbitrate and Sections 13 and 15 of this Agreement, shall terminate.

13.5.1.           In the event that Executive resigns his or her employment and terminates this Agreement for Good Reason, then, provided that such resignation constitutes a Separation from Service, Executive shall be entitled to the severance pay set forth in Section 13.5.2 below. In addition, the parties’ obligations hereunder, except as set forth in the attached K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, K12 Agreement to Arbitrate and Sections 13 and 15 of this Agreement, shall terminate.  Good Reason shall be defined as any material breach of this Agreement by the Company which is not cured within sixty (60) days after written notice thereof from Executive in the manner provided in Section 15.6 of this Agreement.  Notwithstanding the foregoing, Executive may not resign his or her employment for Good Reason unless (i) Executive provides the Company prior written notice of his or her intent to resign for Good Reason within ninety (90) days of the initial existence of any condition constituting Good Reason, (ii) the Company is provided with a period of at least sixty (60) days to remedy such condition and does not remedy the condition within such sixty (60) day period and (iii) Executive’s termination of employment occurs no later than one hundred and eighty (180) days after the initial existence of the condition constituting Good Reason.

13.5.2.           Effect of Termination (Severance Pay).  Upon termination of Executive’s employment and this Agreement by the Company pursuant to Section 13.4 or by Executive pursuant to Section 13.5.1 above, and provided that such termination constitutes a Separation from Service and provided further that Executive executes and does not revoke a general release of claims satisfactory to the Company within thirty (30) days following the date of termination, Executive shall be entitled to; (1) twelve (12) months of severance pay at the then-existing Base Salary, and (2) an amount equal to any accrued and earned annual bonus for the completed fiscal year immediately preceding the date of termination that has been declared by the Compensation Committee but not yet paid as of the date of termination.  Such severance pay shall be payable in equal installments at the same time and in the same manner as such Base Salary had been paid prior to such termination; provided that any payments required to be made prior to the thirtieth (30th) day following the date of termination of employment (the “First Pay Date”) shall be paid in a single lump sum on the first regularly scheduled payroll date on or following the First Pay Date.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b) (iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separation and distinct payment.

14.       Other Conditions of Employment.

14.1.  Employee Confidentiality, Proprietary Rights and Non-Solicitation; Agreement to Arbitrate; and Non-Competition. Executive’s employment is contingent upon the execution of the enclosed K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement and K12 Agreement to Arbitrate, at or before the Start Date. In addition, during the period in which Executive is receiving any compensation from the Company (including and no less than the severance period) and for a twelve-month period thereafter, Executive shall not engage in, or be employed by, a business or organization that  renders the same or similar services as K12 or otherwise competes with the Company or its business. In applying this non-competition provision, the Company will not unreasonably withhold its consent for future employment with entities that are not direct competitors or offer substantially the same or similar services as the Company.

14.2.  Immigration Reform and Control Act of 1986.  Executive’s employment is contingent upon satisfying the requirements for employment in the United States. Within three (3) days of the Start Date, and thereafter if the law requires, Executive shall furnish the Company with all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.

14.3.  Policies and Procedures.  Executive’s employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the general applicability of such policies, the Company hereby agrees that Executive shall be afforded reasonable additional flexibility regarding the Company’s core business work hours and use of the Company’s apartment  as provided in Section 8 of this Agreement, although Company reserves the right in its absolute discretion to terminate such use of the Company’s apartment at the time of relocation, termination of employment or other reason not  in conflict with the purpose of Section 8 of this Agreement.

15.                               Miscellaneous.

15.1.  Entire Agreement.  The terms described in this Agreement, together with the K12 Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, and K12 Agreement to Arbitrate, both attached hereto and incorporated herein by reference, set forth the entire understanding between Executive and the Company, and supersede any prior representations or agreements, whether written or oral, with respect to the subject matter hereof.  No term or provision of this Agreement or attached exhibits may be amended waived, released, discharged or modified except in writing, signed by Executive and an authorized officer of the Company, except as otherwise specifically provided herein.

15.2.  Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to conflict of law principles.  If any legal action is initiated by either party arising from or related to this Agreement, the parties agree to the exclusive jurisdiction of the courts of Fairfax County, Virginia.

15.3.  Successors.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.  In that this Agreement constitutes a non-delegable personal services agreement, it may not be assigned by Executive and any attempted assignment by Executive in violation of this covenant shall be null and void.

15.4.  Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and all such remaining provisions shall remain in full force and effect.

15.5.  Waiver.  The failure of either party to insist on strict compliance with any of the terms of this Agreement will not be deemed to be a waiver of any terms of this Agreement or of the party’s right to require strict compliance with the terms of this Agreement in any other instance.

15.6.  Notices.  All notices, demands, or requests provided for or permitted to be given pursuant to this Agreement must be given in writing, unless otherwise specified, and shall be deemed to have been properly given, delivered, or served by depositing the same in the United States mail, postage prepaid, certified or registered mail, with deliveries to be made to the following addresses:

If to Executive:	James Rhyu 7422 Wentwood Drive Dallas, TX 75225

If to the Company:	Attn: General Counsel K12 Services Inc. 2300 Corporate Park Drive Herndon, VA 20171

Either party may change such party’s address for notices as necessary by notice given pursuant to this Section.

16.       Captions.  Section headings used in this Agreement are for convenience of reference only and shall not be considered a part of this Agreement.

17.       Amendments and Further Assurances.  This Agreement may be amended or modified from time to time, but only by written instrument executed by all the parties hereto.  No variations, modifications, or changes herein or hereof shall be binding upon any party except as set forth in such a written instrument.  The parties will execute such further instruments and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

18.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

19.       Representations by Executive:   Executive represents and warrants that:

(a)  Executive is free to enter into and perform each of the terms and conditions of this Agreement.  Executive is not subject to any agreement, judgment, order or restriction that would be violated by Executive being employed by the Company or that in any way restricts the services that may be rendered by Executive for the Company.  Executive’s execution of this Agreement and performance of Executive’s obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity.  In addition, Executive has disclosed to the Company the educational and religious institutions to which Executive has made charitable contributions and donated his services prior to entering into this Agreement, and the Company has determined that a continuation of those activities after execution of this Agreement, absent a material change in the status of those institutions as they relate to the Company, is consistent with the Company’s Code of Business Conduct and Ethics.

(b)  Executive has carefully considered the nature and extent of the restrictions and covenants in this Agreement and Executive agrees that they will not prevent Executive from earning a livelihood after employment with the Company and that they are fair, reasonable and necessary to protect and maintain the proprietary interests, goodwill and other legitimate business interests of the Company in view of the following facts: (i) Executive will hold a position of confidence and trust with the Company as a result of Executive’s employment with the Company, access to confidential financial and other information, and relationship with the customers, suppliers and other employees of the Company, (ii) it would be impossible for Executive to be employed or engaged in a directly competitive business to that of the Company as described in Section 14.1 of this Agreement without inevitably using the Company’s proprietary information, and (iii) Executive has broad skills that will permit gainful employment in many areas and businesses outside the scope of the Company’s business.

(c)  Executive acknowledges that but for the above representations and warranties of Executive; the Company would not employ Executive or enter into this Agreement.

20.       Section 409A.

(a)  Compliance.  In the event that following the date hereof the Company or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(b)  In-Kind Benefits and Reimbursements.  Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement shall be provided in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(iv), such that any in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and any in-kind benefits and reimbursements shall not be subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

(c)  Distribution.  Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 13.5.2 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals).  However, to the extent any payments are treated as non-qualified deferred compensation subject to Section 409A of  the Code, then if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 20(c) shall be paid in a lump sum to Executive.  Thereafter, payments will resume in accordance with this Agreement.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance there under (including without limitation Treas. Reg. Section 1.409A-1(i)).  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties.

Please acknowledge your acceptance of employment by signing the enclosed copy of this letter, completing the K12 Confidentiality, Proprietary Rights and Non-Solicitation Agreement and K12 Agreement to Arbitrate, and returning them to me as soon as possible.  Should you have any questions, please feel free to contact me.  James, I am personally pleased to welcome you to the K12 team and I look forward to working with you toward our mutual success.

Sincerely,

/s/ Nathaniel Davis
Nathaniel A. Davis
Executive Chairman
K12 Services Inc.

Agreed and Accepted:

/s/ James Rhyu	May 1, 2013	June 4, 2013
James Rhyu	Date	Start Date